                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Form 12b-25

                          NOTIFICATION OF LATE FILING
                                  (Check One):

/ / Form 10-K   / / Form 20-F    / / Form 11-K    /X/ Form 10-Q   / / Form N-SAR
        For Period Ended:    December 31, 1995
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        / / Transition Report on Form 10-K
        / / Transition Report on Form 20-F
        / / Transition Report on Form 11-K
        / / Transition Report on Form 10-Q
        / / Transition Report on Form N-SAR
        For the Transition Period Ended
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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part 1 -- Registrant Information

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Full Name of Registrant:            All-Comm Media Corporation
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Former Name if Applicable:
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Address of Principal Executive Office
  (Street and Number):                 400 Corporate Pointe, Suite 780
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City, State and Zip Code:              Culver City, California 90230
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Part II -- Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12n-25(b), the following should be completed. (Check box if appropriate).

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative

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State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period:

    Due to the complexity of accounting and reporting issues relating to the acquisition and financing strategy of the Company, it has not completed the gathering of information necessary for the preparation of the Company's interim financial statements for the quarter ended December 31, 1995.

    The Company expects to complete the filing of its Form 10-Q for the quarter ended December 31, 1995, by the extended period allowed by Rule 12b-25.

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Part IV -- Other Information

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        (1) Name and telephone number of person to contact in regard to this notification:

      E. William Savage                   (310)         342-2800
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         (Name)                        (Area Code)   (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s)

                                                           /X/ Yes        / / No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           / / Yes        /X/ No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           ALL-COMM MEDIA CORPORATION
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 14, 1996       By: /s/ E. William Savage, President and Chief Operating Officer
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